Exhibit B-113


                   CERTIFICATE OF INCORPORATION
                                OF
                 DIGITAL SYSTEMS ENGINEERING, INC.

     FIRST:  The name of the corporation is DIGITAL SYSTEMS
ENGINEERING, INC.

     SECOND: Its Registered Office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The Registered Agent in charge thereof is The Corporation Trust Company.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The amount of the total authorized capital stock of this corporation is One Hundred Dollars No/00 ($100.00) divided into Ten Thousand (10,000) shares of One Cent ($.01) each.

     FIFTH: The name and mailing address of the incorporator is as follows: Mark G. English, 1201 Walnut, Kansas City, Missouri
64141.

     SIXTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this Article is a part, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     SEVENTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended or granted subject to the rights reserved in this Article.

     EIGHTH: The number of directors shall be fixed by or shall otherwise be determined in the manner provided in the Bylaws of the corporation.

     NINTH: The Board of Directors of the corporation shall have the power to make, alter, amend or repeal Bylaws for the corporation from time to time.

     TENTH: The corporation shall indemn4 any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the laws of the State of Delaware.

     The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, mist or other enterprise to the fullest extent permitted by the laws of the State of Delaware.

     I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify' that the facts herein stated are true, and have accordingly hereunto set my hand on this 28 day of May, 1997.

                         /s/Mark G. English
                         MARK G. ENGLISH

STATE OF MISSOURI  )
                   )  SS
COUNTY OF JACKSON  )


     On this 28th day of May, 1997, before me the undersigned, a Notary Public, in and for the County and State aforesaid, personally appeared Mark G. English, to me known to be the person who executed the foregoing instrument in my presence and that he executed the same as his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

               /s/Vickie L. Flores
               Notary Public

My Commission Expires:

May 29, 2000
Vickie L. Flores
NOTARY PUBLIC STATE OF MISSOURI
CLAY COUNTY

                         STATE of DELAWARE
                    CERTIFICATE of AMENDMENT of
                   CERTIFICATE of INCORPORATION


     FIRST:    That by joint consent action of the Stockholders
and Board of Directors of Digital Systems Engineering, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article FIRST" so that, as amended, said Article shall be and read as follows;

          "The name of the corporation is Advanced Measurement
          Solutions, Inc."

     SECOND:   That thereafter, pursuant to consent action of its
Stockholders and Board of Directors of said corporation the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD:    That said amendment was duly adopted in accordance
with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH:   That the capital of said corporation shall not be
reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Digital Systems Engineering, Inc.
has caused this certificate to be signed by Kurt Ohms, President, this 27th day of June, A.D. 1997.

                         /s/Kurt Ohms
                         KURT OHMS, President